CONFIDENTIAL TREATMENT REQUESTED BY PIXELPLUS CO., LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.18

COMMODITY PURCHASE AGREEMENT

BETWEEN

AND

Pixelplus Co., Ltd.

5th Floor, Intellige1, KINS Tower, 25-1 Jeongja-dong,

Bundang-gu, Seongnam-si, Gyeonggi-do 463-811, Korea

Date: Oct. 14th 2005

Commodity Purchase Agreement

This Manufacturing and Sales Agreement (“Agreement”) is made and entered into this 14th day of Oct. 2005 (the “Effective Date”) by and between Pixelplus Co., Ltd., a Korean corporation with its principal place of business located at 5th Floor, Intellige1, KINS Tower, 25-1 Jeongia-dong, Bundang-gu, Seongnam-si, Gyeonggi-do 463-811, Korea (“Supplier”) and Logitech Europe S. A., a Switzerland corporation with its principal place of business at Moulin du Chou D, CH-1122, Romanel-sur-Morges, Switzerland (“Logitech”).

RECITALS

A.	Whereas Supplier desires to manufacture and sell, and Logitech desires to purchase certain products which are of standard type available at the Supplier, as specifically defined as the “Parts” below, under the terms and conditions of this Agreement;

B.	Whereas Logitech and Supplier agreed to cooperate together for mutual interest and will strive to honor the terms and conditions of this Agreement.

Therefore, Logitech and Supplier agree as follows:

AGREEMENTS

1. Definitions; Interpretation.

1.1. Definitions. In this Agreement, including the Schedules and Exhibits hereto, the following terms have the following meanings:

(a)	“Affiliate” means any entity, which is controlled by, controls or is under common control of a party to this Agreement. For this purpose, the word “control” means the direct or indirect ownership of more than fifty (50%) percent of the voting equity of such entity (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

(b)	“Intellectual Property Rights” means all inventions, patents and patent applications (including reissues, divisions, continuations, continuations-in-part), trade secrets, know-how, drawings, copyrights, mask-work and other intellectual property rights, whether or not filed, perfected, registered or recorded, and whether now or hereafter existing, filed issued or acquired.

(c)	“Logitech” means Logitech Europe S. A. together with, where the context requires, its Affiliates.

(d)	“Parts” means the parts described in the attached Exhibit A. Such Exhibit may be amended in writing from time to time by mutual agreement of the parties, and any other parts added to such Exhibit shall be included in the definition of “Parts”.

1.2. Terms Elsewhere Defined; Plurals. Terms defined elsewhere in this Agreement shall have the meaning ascribed thereto. Terms denoting the plural shall include the singular, and vice versa.

1.3. Schedules. The following schedules and exhibits attached hereto form part of this Agreement:

Schedule or Exhibit	Title
Schedule A	Terms and Conditions of Sale
Exhibit A (to Schedule A)	Parts, Pricing, Part Numbers, Specifications and Designated Coordinators.

Schedule B	Quality Requirements (Same as the Logitech Supplier Quality Affidavit signed by Supplier as of April 8, 2005)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

2. Manufacturing; Exclusive Rights.

2.1. Manufacturing. Supplier agrees to manufacture, test, and sell the Parts to Logitech or its Affiliates or designates.

2.2. Other Products. If Supplier develops or distributes any other parts and parts features, excluding those developed using the proprietary information of its other customers, that could compete with any Parts, Supplier shall offer such parts and parts features to Logitech on terms and conditions at least as favorable as the terms and conditions upon which such parts and parts features are offered to others in similar volume.

2.3. Exclusive Rights. In the event that Logitech desires for Supplier to manufacture custom Parts that are developed or designed exclusively for Logitech and Supplier is willing to manufacture such custom Parts, the parties will enter into a separate agreement which governs the manufacture and Logitech’s exclusive rights of such custom Parts.

3. Terms of Sale. Parts will be sold at the prices and according to Terms and Conditions of Sale set out in Schedule A, which incorporates Exhibit A.

4. Quality. Each Part shall be manufactured to conform to the warranties stated in Section 9 and the Quality Requirements set out in Schedule B (which incorporates Exhibit B), as such Schedule, unless otherwise explicitly specified, may be amended in writing from time to time by Logitech with reasonable prior notice to Supplier. Supplier shall keep the records and yield data of all its tests and outgoing inspections performed for the supply of the Parts. Upon request, Supplier will timely provide any of such records to Logitech. It is agreed that the warranty period defined in Section 6.1 of the Quality Requirements shall be changed to ***** months instead of ***** months; and that the ***** year period mentioned in the last sentence of Section 6.2 of the Quality Requirements shall be changed to ***** months.

5. Engineering Services. If requested by Logitech, Supplier may, but will not be required to, provide engineering and development services to Logitech. If Supplier elects to perform such services, such services will be performed at rates, and according to development schedules and intellectual property rights to be determined on agreement of the parties. Unless otherwise agreed, all technology resulting from such services shall belong to Logitech. However, it is understood that sustaining activities such as, but not limited to, failure analysis, second source component qualification, or qualification of process changes at Supplier or any of its suppliers or subcontractors, shall not fall under the engineering and development services mentioned in this Section 5, and shall be performed at Supplier’s expenses.

6. Agency Approvals. Supplier shall be responsible for applying for and properly obtaining all FCC, UL and CSA approvals, and such other approvals listed in Exhibit A required for conformance of the Parts with applicable domestic and international requirements for the design and safety of the Parts, at Supplier’s sole expense. Logitech will be the beneficiary of all such approvals, and be identified as the official “applicant”.

7. Audit and Access Rights.

7.1. Audit. Supplier shall retain for a period of at least three (3) years after the expiration of this Agreement all books and records reasonably required for the computation or verification of compliance with this Agreement. Not more than twice per calendar year during normal business hours and upon thirty (30) days notice, an independent auditor appointed by Logitech may inspect the books and records of Supplier related to the performance of its obligations under this Agreement.

7.2. Access to Facilities. In connection with any of Logitech’s rights and Supplier’s obligations under this Agreement, Supplier shall provide Logitech with reasonable access to Supplier’s and its subcontractors’ manufacturing and business facilities, business documents, records, information, inventory, and personnel upon

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Logitech’s request. If Supplier fails to promptly provide such access Logitech may terminate this Agreement without liability. In addition, Logitech shall have the review and inspection rights set out in the Schedules and Exhibits hereto.

8. Intellectual Property and Licenses.

8.1. Ownership. As between Logitech and Supplier, Supplier retains ownership of all Intellectual Property Rights with respect to the Parts sold under this Agreement. To the extent, if any, that Supplier owns Intellectual Property Rights that are or will be incorporated in the Parts that are purchased from Supplier and paid for by Logitech, Supplier hereby grants to Logitech an unrestricted, non-exclusive, royalty-free, perpetual, transferable license to use, sell, and offer for sale the Parts using such Intellectual Property Rights. Both parties will enter into separate agreement if custom parts are to be purchased by Logitech and supplied by the Supplier.

8.2. No Other Grants. Except as expressly provided in this Agreement, no other licenses, or transfer of technology, express or implied, are granted by either party to the other party. Either party shall not reverse engineer, decompile, disassemble, or create unauthorized derivative works of the other party’s property or that of its Affiliates or licensors. Except as expressly provided herein, nothing in this Agreement confers upon Supplier any right to use Logitech’s trademarks, trade names, or service marks or those of its Affiliates in connection with any Parts, service, promotion or publication.

9. Warranties; Out of Warranty Repair.

9.1. Manufacturing. Supplier represents and warrants that for the period of ***** months beginning on the date of delivery to Logitech or its Affiliates or designate (the “Warranty Period”) each Parts shall (a) conform to the Specifications and the Quality Requirements in the attached Schedule B, as amended in writing from time to time by Logitech; and, (b) be free from defects in workmanship, manufacturing, and materials. As used herein, “Specification” means agreed specification of the Parts. If Logitech amends the Quality Requirements, Logitech must provide Supplier written notice of such amendment. If Supplier has a problem in implementing such amendment in time, Supplier shall inform Logitech of the specific requirements it has a problem with and the reasons within seven (7) after receiving the said notice from Logitech. Without any written objection, such amendment will become effective on the next day to the elapse of the said seven (7) days. The warranty for replaced or reworked Parts shall be the longer of the remainder of the Warranty Period and ***** days from the date replacement Part is delivered to Logitech or its Affiliates or designate.

9.2. Remedy. Any Parts which do not meet the warranty under Section 9.1 with proof to be provided by Logitech (“Defective Parts”) will, at the reasonable election of Logitech, (a) be replaced by Supplier with Parts which are not defective, or (b) be repaired or reworked by Supplier, or (c) be rejected by Logitech, with the applicable purchase amount to be promptly, at Logitech’s option, either refunded or credited to Logitech by Supplier. Supplier shall bear all risk and costs such as labor, material inspection and shipping to and from Logitech’s facilities associated with Defective Parts. All the Defective Parts will be disposed at the risk and expense of Supplier, after a Logitech’s notice is given. In addition, Logitech shall have the remedies set out in Schedule B for Defective Parts, including Defective Parts that constitute an Epidemic Condition (as defined in such Schedule).

9.3. Limited Remedy. Supplier’s liability for Defective Parts shall be limited to Logitech’s remedies under Section 9.2, except in cases where (a) the Defective Parts have either been placed on the market for sale to end users or (b) sold to a third party for incorporation into another parts or products. In addition, under no circumstance will Supplier’s liability based on Defective Parts exceed the limitations provided in Section 11.

9.4. Intellectual Property. Supplier further represents and warrants that Supplier either has ownership of, or has sufficient rights in, any technology to be provided by it and incorporated into the Parts to enter into and perform this Agreement, and Supplier is not aware of and has not received any notice of any claim by a third

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

party that any such technology infringes the Intellectual Property Rights of any third party. Should such claim of a third party be made to Supplier, Supplier will inform Logitech within 15 business days.

9.5. Compliance with Laws. Supplier represents and warrants that Supplier strictly adheres, and shall continue throughout the term of this Agreement to strictly adhere, to all applicable labor, employment, and workplace safety laws and regulations of the countries or areas where Supplier is located at, including those laws and regulations governing the working conditions, wages, hours, and minimum age of the work force. Upon written request of Logitech, Supplier shall provide Logitech with a certificate of compliance with the requirements of this Section 9.5 in such form as Logitech may reasonably request.

9.6. Out of Warranty Repair. For a period of ***** years after the expiration of the Warranty Period, Supplier will offer Logitech replacement Parts at the then current price of such replacement Parts. For a period of ***** years after the termination of this Agreement Supplier will provide post-warranty repairs, at Logitech’s request, on a reasonable time and materials basis.

9.7. Parts Availability. Supplier shall maintain a reasonable quantity of replacement Parts for the Parts for a period of ***** years after Supplier ships the last part of Parts to Logitech under this Agreement.

9.8. Warranty Exclusions. The warranty provided in Section 9.1 does not cover any defect based on abuse, misuse, accident, alteration, neglect, conditions outside specification, unauthorized repair, improper application, or combination with other parts or products. Parts are not intended for use in, and no warranty is made with respect to hazardous applications (including, without limitation, navigation, weaponry, aviation or nuclear equipment, or for surgical implant or to support or sustain life) and Logitech will indemnify, defend, and hold harmless Supplier from all claims, damages and liabilities arising out of any such matters.

10. Indemnification. Supplier shall at its own expense defend indemnify, defend and hold harmless Logitech, its Affiliates from and against any and all losses, liabilities, claims, obligations, costs, and expenses (including reasonable attorneys’ fees), which result from, arise in connection with or are related in any way to any allegation of (i) Supplier ‘s negligence, errors or omission, (ii) infringement of any patent, copyright, trade secret or other third party intellectual property right anywhere in the world, which arises from or is related to the Part, or (iii) personal injury or property damage that arises from or is related to defects in manufacture or design of the Part. Supplier shall not be obligated to indemnify Logitech or its Affiliates for any third party claims that arise solely from (a) the written specifications supplied by Logitech, (b) modification of Part by anyone other than Supplier; or (c) use of the Part in combination with any other part, product, system, or technology where but for such combination, the Part would not infringe the third party’s intellectual property right. If the Part becomes, or in Supplier’s opinion is likely to become, the subject of an infringement claim, Supplier may, at its option and expense, either (x) procure for Logitech the right to continue to purchase, use, and resell the Part; or (y) replace or modify the Part so that it becomes non-infringing without materially affecting overall performance and failing product qualification. If the alternatives specified in (x) or (y) above are not available to Supplier on a commercially reasonable basis, then Supplier will have the right to terminate this Agreement without prejudice to Logitech’s remedy rights under this Section 10. This Section 10 states the entire liability and obligation of Supplier and the sole and exclusive remedy of Logitech, with respect to any alleged or actual infringement of any intellectual property rights of a third party by any Part.

11. Limitation of Liability. Except for indemnification obligations under Section 10 and confidentiality obligations under Section 13, in no event shall Supplier’s cumulative liability in connection with this Agreement exceed ***** times the revenue it receives from selling the Parts to Logitech in the last ***** months from the latest purchase order. During the period less than one year from the date of this Agreement, Supplier’s said liability shall in no event exceed ***** times the revenue it expects to receive in ***** months from the date of this Agreement to be calculated with the revenue it has received from selling the Parts to Logitech in projection to the expected revenue for the remaining days of the said ***** months. In no event shall either party be liable for any lost profits, special, incidental, consequential or indirect damages arising out of or in connection with this

Agreement, whether or not it has been advised of such liability. The essential purpose of this provision is to limit each party’s potential liability arising out of this Agreement.

12. Term and Termination.

12.1. Term. Unless earlier terminated in accordance with Section 12.3, this Agreement shall take effect on the Effective Date and shall be for a term of two (2) years. The parties agree that this Agreement will apply to all Parts ordered by Logitech prior to the Effective Date.

12.2. Renewal. This Agreement and all of its terms and conditions shall be renewed for successive terms of one (1) year from the last day of the previous term, unless this Agreement is terminated in accordance with Section 12.3.

12.3. Termination. Logitech may terminate this Agreement with or without cause on written notice to Supplier, such termination to be effective on the sixtieth (60th) day after dispatch of such notice. Supplier may terminate this Agreement if Logitech breaches any material term of this Agreement and has not cured or begun to cure such breach within sixty (60) days after written notice thereof. Either party may terminate this Agreement forthwith without notice, if the other party is adjudicated bankrupt or makes an assignment for the benefit of creditors, or if a receiver, liquidator or trustee is appointed for the other party’s affairs.

12.4. Effect of Termination. Upon termination of this Agreement, Logitech shall be relieved of all obligations under this Agreement, except (a) Logitech’s obligation to pay Supplier according to the terms of the applicable purchase order(s) for Parts which have been delivered to and accepted by Logitech, for which payment has not yet been made and (b) Logitech may in its sole discretion elect to reaffirm a purchase order or orders in effect prior to the termination, in which case Logitech shall be obligated to pay Supplier according to the terms of the applicable purchase order for the Parts manufactured and delivered in accordance with such purchase order. In addition, in the event Logitech elects to reaffirm a purchase order or orders in effect prior to the termination, Supplier shall be obligated to manufacture and deliver the ordered Parts in accordance with this Agreement, including the Schedules and Exhibits hereto. Any credits owed to Supplier under this Agreement or otherwise which are unpaid on the date of termination shall be paid in cash within thirty (30) days of the date of termination.

12.5. Survival. The provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement will survive and remain in effect until all obligations are satisfied.

13. Confidentiality Obligations.

13.1. Confidential Information. During the course of this Agreement, either party will receive confidential and proprietary information of the other party, including but not limited to information regarding the Products, or any part, component or portion thereof, concepts, techniques, drawings, specifications, processes, computer programs, designs and systems, manufacturing and marketing information, and the information for evaluating a possible purchase by Logitech for any new product to be supplied by the Supplier (together, “Confidential Information”). Receiving party agrees it will not, during the term of the Agreement and within five (5) years thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity, other than its own employees and subcontractors who have a “need to know” such information in order for receiving party and/or such subcontractors to perform their obligations under this Agreement, provided however, written commitments to similar confidential obligations of such employees and subcontractors shall have been obtained by receiving party. Both parties further agree it will not, during the term of the Agreement and within five (5) years thereafter, directly or indirectly, copy or make any commercial or other use whatsoever of any Confidential Information, except as may be necessary to perform its obligations under this Agreement. Supplier will not indicate that it is the supplier of Logitech for the Parts in any announcement, publication or advertisement without Logitech’s prior written consent.

13.2. Return, Employees/Subcontractors. Receiving party shall deliver all copies of the Confidential Information to disclosing party on disclosing party’s request; or, at disclosing party’s option, receiving party shall destroy such copies and certify to disclosing party in writing that such copies have been destroyed. Receiving party shall inform all its employees and subcontractors who receive Confidential Information of the confidential nature of such Confidential Information and of their obligation to keep same confidential and not to use it other than as permitted hereunder. Receiving party shall be responsible for any acts of its employees and subcontractors in conflict with this Section 13.

13.3. Exceptions. The obligations of confidentiality imposed by Section 13.1 shall not apply, or shall cease to apply, to any Confidential Information that (a) was already known to receiving party prior to its dealings with disclosing party, as evidenced by documentation bearing a date prior to the commencement of the parties’ dealings, (b) is publicly available or becomes so without breach of the Agreement by receiving party, (c) is approved for release to the public by disclosing party, or (d) is received by receiving party from a third party without receiving party’s breach of the Agreement and without the third party’s breach of any obligation of confidentiality.

13.4. Injunctive Relief. Receiving party acknowledges that the Confidential Information is special and unique to disclosing party, and that any breach of the terms and covenants of this Section 13 will result in irreparable and continuing harm to disclosing party. Receiving party therefore agrees that in the event it breaches any of its obligations under this Section 13, Disclosing party shall be entitled to immediate issuance of a court order enforcing the Agreement, without the necessity of proof of actual damages and without posting bond for such relief, in addition to any and all other remedies provided by applicable law.

14. Subcontracting. If Supplier intends to transfer any of its works under this Agreement to vendor or subcontractor, Supplier shall provide relevant information of the intended subcontracting work and shall obtain Logitech’s prior written consent. It is understood that the said Logitech’s consent will not in any way relieve or reduce the liability of Supplier to supply the Parts in accordance with this Agreement. Supplier shall cause that comprehensive procurement and quality agreements between Supplier and such vendors or subcontractors have been established in a proper manner, including but not limited to, to secure the access right mentioned in Section 7.2 hereunder. Furthermore, Supplier shall establish suitable quality management processes with its subcontractors of components and sub-assemblies to be used in the Parts, and shall endeavor its best efforts to secure alternate sources in order to secure supply of such components and sub-assemblies.

15. General Provisions.

15.1. Entire Agreement. This Agreement, together with its Schedules and Exhibits, constitutes the complete agreement of the parties and supersedes any other agreements, written or oral concerning the subject matter hereof.

15.2. Conflict. In the event of any conflict between any term or provision of this Agreement and any term or provision of any purchase order, order confirmation or the like, or the Quality Requirements, the terms of this Agreement shall be controlling.

15.3. Succession and Assignment. Neither party may assign this Agreement or delegate its duties hereunder without the written consent of the other party. However, to perform this Agreement, either party may assign this Agreement or delegate its duties hereunder wholly or partially to its Affiliates without notice to the other party, on the condition that Logitech or Pixelplus (as applicable) shall remain be liable for the performance of its obligations hereunder.

15.4. Right to Setoff. Logitech may deduct from Supplier’s invoices any amounts equal to an amount owed by Supplier to Logitech upon prior notification to Supplier.

15.5. Notices. All notices required or permitted under this Agreement shall be in writing and effective as of (a) the date of transmission if sent by fax, provided the sender has confirmation the transmission was completed, (b) the date of delivery, if by hand delivery, (c) the day following the date of forwarding, if sent by overnight delivery, or (d) the date of actual receipt, if sent by mail, and shall be addressed as follows:

“Supplier”	Pixelplus Co., Ltd.
Attn.: HS Hwang, General Manager of Sales and Marketing
Address: 5th Floor, Intellige1, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do 463-811, Korea
Phone: 82-31-600-5300
Fax: 82-31-600 -5379

“Logitech”	Logitech Europe S. A
c/o Logitech Far East Ltd.
Attn: Mr. Simon Tsai
#2 Creation Road 4, Science-Based Ind. Park Hsinchu, Taiwan, R.O.C.
Phone: +886 3 612 2044
Fax: +886 3 579 2355

with a mandatory copy to:

Logitech Far East Ltd.
Attn: Mr. Mark Kuo
#2 Creation Road 4, Science-Based Ind. Park Hsinchu Taiwan, R.O.C.

Logitech Far East Ltd.
Attn: Mr. Frank Fang/ Legal Director
#2 Creation Road 4, Science-Based Ind. Park Hsinchu Taiwan, R.O.C.

15.6. Designated Coordinators. The designated business and technical coordinators for each of Logitech and Supplier under this Agreement are set out on Exhibit A. Each party may change its designated coordinators any time by a written notification to the relevant coordinator.

15.7. Further Assurances. The parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by the Agreement, including any papers needed to apply for or pursue any patent, copyright or other intellectual property rights registration. Supplier agrees that Logitech is its attorney-in-fact for that purpose and can sign papers as its agent and take other actions necessary to pursue these registrations.

15.8. No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

15.9. Interpretation, Amendment in Writing. This Agreement, having been reviewed and negotiated by both parties, shall not be construed against any one party as the drafting party. Any amendment to this

Agreement or any Schedule or Exhibit hereto shall be in writing and signed by authorized representatives of each party. In furtherance thereof, Logitech authorizes the following people to sign any subsequent amendments of Exhibits, but only such Exhibits, provided that any such amendment is signed by any one of the individuals listed in Group A below, together with one of the individuals listed in Group B below.

Group A	Group B
Erh-Hsun Chang	Jimmy Tsai; Frank Fang

Logitech may, by notice to Supplier, modify the above list at its sole discretion.

15.10. Governing Law. The laws of the state of California will govern this Agreement without reference to principles of conflicts of laws. The application of the United Nations Convention for Contracts for the International Sale of Goods and/or any local implementing legislation is expressly excluded.

15.11. Arbitration. Any dispute or controversy arising from or relating to this Agreement or the enforcement of any provision of this Agreement will be arbitrated pursuant to this Section, unless the parties agree otherwise in writing. Before either party makes a demand for arbitration, such party must notify the other party of the dispute or controversy and make one or more of its executives available to meet with executives of the other party to attempt in good faith to resolve the dispute or controversy. If the dispute or controversy has not been resolved thirty (30) days after such notice is given, either party may make a demand for arbitration in accordance with this Section. The arbitration will be conducted in Fremont, California before a single arbitrator jointly selected and mutually approved by the parties or, if the parties are unable to agree on the selection of the arbitrator within fifteen (15) days, who is appointed by the American Arbitration Association (“AAA”). The arbitration will be conducted in accordance with the AAA’s rules of commercial arbitration (including its expedited procedures). The arbitrator will apply the laws of the State of California to decide the dispute using the English version of this Agreement. The arbitration proceedings will be conducted in English. The fees and expenses of arbitration shall be borne by the losing party. The results of the arbitration procedure will be considered confidential information of the parties. Any arbitration decision rendered will be final and binding, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding this Section 15.11, neither party will be required to arbitrate any dispute or controversy relating to any actual or threatened unauthorized use or disclosure of its intellectual property or confidential information or any actual or threatened violation of its intellectual property rights.

15.12. No Agency. Neither party is to be construed as the agent or to be acting as the agent of the other party hereunder in any respect.

15.13. Multiple Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement.

15.14. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.15. Force Majeure. With the exception of the obligation to pay moneys due and owing, neither party shall be in default or grounds for termination of the Agreement on any obligations under this Agreement if such default results from governmental acts or directives (official or unofficial), strikes (legal or illegal), act of God, war (declared or undeclared), insurrection, riot or civil commotion, fires, flooding, explosions, embargoes, or other event of force majeure not within the reasonable control of the party affected.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date and year first set forth above.

LOGITECH EUROPE S. A.

By:	/S/ FRANCOIS STETTLER	By:	/S/ VIVIANE BILLIEUX

Name:	Francois Stettler	Name:	Viviane Billieux

Title:	Director of Legal Affairs, EMEA	Title:	Corporate Counsel

PIXELPLUS CO., LTD.

By:	/S/ HAE SU HWANG

Name:	Hae Su Hwang

Title:	General Manager of Marketing & Sales

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SCHEDULE A

TERMS AND CONDITIONS OF SALE

This Schedule outlines the terms and conditions of sale of Parts.

It incorporates by reference the attached Exhibit A, as such Exhibit may be amended from time to time by mutual agreement of the parties.

1. TERMS & CONDITIONS OF LOGITECH’S PURCHASE ORDER

See Attachment (1).

2. PURCHASE ORDERS AND FORECASTS

Logitech may purchase the Parts by placing written, faxed or electronic orders with Supplier. Such orders will state the Logitech Part No., part description, specific quantities, and delivery dates. Orders not acknowledged by Supplier within three (3) working days of receipt of such order shall be deemed accepted. Supplier shall accept without making any unilateral changes all orders in compliance with this Agreement. Purchase orders shall be invalid unless placed by Logitech’s designated purchasing agent. Once the Purchase order is accepted by Supplier, changes to the quantity, or delivery date or other items on purchase orders may be made only by approval by Supplier with due regard to Section 6 hereof. Logitech makes no representation or guarantee as to the quantity of Parts that it will purchase under this Agreement, if any.

Logitech’s designated purchasing agent shall issue Supplier a non-binding six (6) month rolling forecast (the “Forecast”) for expected orders that shall be updated monthly.

3. PRICE, PAYMENT, AND TAXES

Supplier shall sell the Parts at the prices set forth in Exhibit A. Such prices are quoted based on FOB Korea. Unless otherwise specified, the Prices do not include sales, use or similar taxes applied against the finished Part sold to Logitech.

On a quarterly basis, Supplier and Logitech shall meet to review and agree upon reasonable price adjustments. Supplier ‘s maximum price in US Dollars to Logitech during the term or any renewal period for this Agreement shall be the price first set forth in Exhibit A on the date of execution of this Agreement. Logitech shall pay Supplier Net 45 days from the invoice or from the shipment of the Parts, whichever is later. Payment shall be in United States Dollars.

4. SAFETY STOCK

Supplier agrees to build up a safety stock for Logitech. Quantity of safety stock will be approximately equal to ***** order based on forecast. At all time, Supplier shall keep die bank for safety stock for at least ***** based on Logitech’s Forecast.

5. SHIPPING AND DELIVERY

All Parts shall be properly packaged for shipment according to Logitech’s specifications and requirements and delivered to Logitech (and/or its Affiliates) with all documents that Logitech (and/or its Affiliates) need to receive possession of the Parts and to ship, import, and export them. At Logitech’s request, all Parts shall ship on a FOB Korea basis as provided in the relevant purchase order, as these terms are defined in Incoterms 2000. Risk of loss will pass in accordance with the applicable Incoterm. Title to the Parts will pass when Supplier makes delivery in accordance with the applicable Incoterm.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

The delivery lead times (calculated from the date of issuance of applicable purchase order by Logitech to Supplier) shall be not more than the following times:

Incoterm and Delivery Point	Delivery Lead-Time	Remark
FOB Korea	***** weeks with Logitech forecast. ***** weeks without Logitech forecast.	Pixelplus needs to keep ***** safety stock based on Logitech Forecast. At the same time, we need Pixelplus to keep die bank safety stock for ***** demand at the same time.

Parts specified in a purchase order, to the extent consistent with the Forecast, for delivery within the applicable lead-time, will be delivered on time. Supplier will use reasonable efforts when Logitech requests delivery with a shorter lead-time.

Supplier shall promptly notify Logitech of any possible delays and revised delivery dates and Logitech may (i) elect to terminate any delayed orders without liability or (ii) require Supplier to deliver Parts using expedited delivery at Supplier’s cost to the location identified by Logitech. Parts received without Logitech’s prior written permission more than ten (10) days prior to the scheduled delivery date may be returned, canceled, or rescheduled by Logitech at Supplier’s risk and expense.

6. CANCELLATION AND RESCHEDULING

Logitech may without penalty reschedule or cancel delivery of the following percentages of Parts for which purchase orders have been issued:

Days Prior to Shipment Date	% of units which may be rescheduled		% of units which may be canceled
61+	*	**%	*	**%
46-60	*	**%	*	**%
31-45	*	**%	*	**%
16-30	*	**%	*	**%
0-15	*	**%	*	**%

Upon cancellation of any purchase order, Supplier will do its reasonable endeavor to minimize the liabilities of Logitech and promptly provide an excess stock report to Logitech.

Logitech’s exclusive liability for any cancellations outside of the percentages set forth above shall be limited to the agreed to purchase price of the canceled Parts.

Supplier will, at Logitech’s sole written direction, either destroy all units of work in progress (WIP) and finished Parts, or deliver them to Logitech, as a condition of Supplier receiving any payment from Logitech for the said liability. In the event of termination of the Agreement by Logitech for cause attributable to Supplier, Logitech shall not be liable for the said costs of Supplier, and Supplier will, at Logitech’s sole written direction, destroy or deliver to Logitech all units of satisfactorily completed Parts, after full payment of Logitech.

7. PRICE ADJUSTMENTS

On a quantity basis, Supplier may reduce the sales price. In the event that Supplier cannot reduce the sales price, Logitech and Supplier shall then agree, in writing, on a reasonable cost reduction for the upcoming quarterly period.

To achieve this price reduction plan, Logitech will review the market situation and renegotiate a more competitive price with Supplier accordingly. If Logitech and Supplier are unable to agree upon the timing and rate of Part price adjustments, then Logitech may terminate the Agreement upon sixty (60) days written notice.

8. VALUED CUSTOMER STATUS

Supplier shall sell Parts to Logitech for prices not to exceed the prices Supplier offers to others for products similar to the Parts based on similar volume and on terms no less favorable than the best terms Supplier offers to others for products similar to the Parts based on similar volume. In addition to price, other most favorable terms include, but are not being limited to, delivery terms, inventory protection, and lead-times.

EXHIBIT A (to Schedule A)

PRICING, SPECIFICATIONS AND DESIGNATED COORDINATORS

A. PARTS

The optical sensor to be designed on Logitech video camera which will sense the color and illumination, then transfer to electronics signals. Those electronics signals can become imaging then.

B. PRICING

The price of the Parts has been mutually agreed by both parties as per the attached price list in Attachment (2).

C. PARTS SPECIFICATIONS

Please refer to Attachment (3) for the finalized specifications.

D. OTHER AGENCY APPROVALS (THAN FCC, UL AND CSA APPROVALS)

E. BUSINESS AND TECHNICAL COORDINATORS

Logitech :	Mark Kuo Logitech Far East Ltd. #2 Creation Rd. 4, Science-Based Ind. Park Hsinchu Taiwan, R.O.C. Tel: +886-3-612-2404 Fax: +886-3-579-2358 E-mail : mark_kuo@ap.logitech.com
Supplier :

Jacob Yang

Pixelplus Co., Ltd.

Address: 5th Floor, Intellige1, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do 463-811, Korea

Tel : 82-31-600-5300

Fax: 82-31-600 -5379

E-mail : <ksyang@pixelplus.com>

Attachment List (to Schedule A)

Attachments	Reference
Attachment (1) Terms & Conditions of Logitech’s Purchase Order	Section 1, Schedule A

Attachment (2) Price List	Section B, Exhibit A, Schedule A

Attachment (3) Specifications for the Parts	Not applicable

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

QUOTATION

No.: PPQ050531-011

Date: May. 31, 2005

To:	LOGITECH FAR EAST LTD.
#2 Creation Rd. 4, Science-Based Ind. Park Hsinchu Taiwan, R.O.C.
Tel : +886-3-577-8241(EXT 2237) , Fax : 886-3-579-2319
Attn : Alex Wang
From:	Hae-su Hwang / T.82-31-234-5311 (ext. 302) / F.82-31-234-5287

Subject: Quote. for CSP Chip

We are pleased to offer the under-mentioned article(s) as per conditions and details described as follows.

Resolution		*****		*****		*****		*****
Wafer size		*****		*****		*****		*****
Wafer technology 0.18um		*****		*****		*****		*****
Cumulated Buying Volume		*****		*****		*****		*****
0~500K	$	*****	$	*****	$	*****	$	*****
500K~1KK	$	*****	$	*****	$	*****	$	*****
1KK~1.5KK	$	*****	$	*****	$	*****	$	*****
1.5KK~2KK	$	*****	$	*****	$	*****	$	*****
2KK~2.5KK	$	*****	$	*****	$	*****	$	*****
2.5KK~3KK	$	*****	$	*****	$	*****	$	*****
Above 3KK	$	*****	$	*****	$	*****	$	*****

Remark

1.	Delivery Terms: FOB Korea
2.	Delivery Date: ***** weeks on wafer & ***** weeks on package & test
3.	Payment : Net 30 days after invoice date.
4.	Pixelplus bank information.
1)	Bank name :KOREA EXCHANGE BANK, Tong-Suwon
2)	Address: 1124-2 Ingae-Dong Paldal-Gu Suwon City, Kyunggi-Do 442-070, Korea (Republic)
3)	Swift Code: *****
4)	Account no.: *****
5)	Account Holder: Pixelplus Co., Ltd.
5.	Validity: Net 30 days
6.	This price is based on current normal specification defined by Pixelplus

Sincerely,

/s/    Hae-su Hwang

Hae-su Hwang/Overseas General Manager

Pixelplus Co., Ltd.

PPF-701-02(0)	Pixelplus Co., Ltd

SCHEDULE B

QUALITY REQUIREMENTS

(Same as the Logitech Supplier Quality Affidavit signed by Supplier as of April 8, 2005)

Logitech Supplier Quality Affidavit

Rev H

Total 11 pages

Supplier ID :

Supplier Name :

Issued Date : As of April 8, 2005

Logitech Supplier Quality Affidavit

This document defines Logitech’s requirements for Supplier’s quality program and Supplier’s responsibilities for manufacturing, inspecting, testing and supplying finished goods or component Product, (collectively “Products”) to Logitech. Logitech’s purchase from Supplier of Products, if any, is contingent upon Supplier’s qualification as a Logitech Fully-Approved Supplier meeting quality requirements as outlined below. All Logitech approvals must be in written form and from a Logitech designated Quality Representative.

1.0 Supplier Qualification

1.1 Site Survey. Logitech shall, via on-site and/or written survey, evaluate the Supplier’s capabilities, processes, facilities and business practices to assess compatibility with Logitech’s requirements. Areas to be reviewed shall include, but not be limited to, Corporate Structure, Financial Status, Range of Technologies available, Quality Systems, Customer Ordering Systems, Manufacturing Capacity, Design Engineering, Manufacturing Engineering, Vendor Management, Material Return Processes, Failure Analysis Processes and perceived performance for Customer Delivery and Service from current customer base.

1.2 Qualification Status. Upon Logitech’s review of the information gathered, Logitech shall determine status of Supplier. Logitech may elect to assign Conditional Approval to Supplier on a short-term basis in cases where deficiencies are noted in the Supplier’s systems. In cases where Conditional Approval is assigned, an improvement plan shall be mutually agreed upon by both Logitech and Supplier. Only upon follow through by Supplier with the improvement plan and an acceptable rating from Logitech during a follow-up review shall Supplier be granted Fully-Approved status. Once Supplier has achieved Fully-Approved status, periodic follow-up surveys shall be performed by Logitech to ensure Supplier is meeting goals and improvements and Fully-Approved status of Supplier is still justified.

2.0 Supplier Process & Procedure Requirements

Supplier shall adhere to a quality / manufacturing Plan (including data collection / tracking / reporting system), that will ensure compliance with the requirements of the terms and conditions of this Affidavit and the purchase orders and/or purchase agreement (“Purchase Agreement”). The Process and Procedure developed by Supplier shall be documented. Logitech will review this Process and Procedure during the Process Certification period described in Section 3.3.

Supplier is solely responsible for the quality of Products processed or manufactured for Logitech. Approval of Supplier’s Process by Logitech does not relieve Supplier of this responsibility.

2.1 Process Flow Charts. Supplier shall provide a general process flow chart for the Products and major subassemblies as agreed to by both parties and shall identify all assembly, test and inspection sub-processes.

2.2 Data Collection Systems. Supplier shall maintain a data collection system to show where failure data is collected and detailed process yield targets. Supplier shall provide on-going reports of current yields at Logitech’s option. This will be reviewed during the Process Certification.

2.3 Control of Purchases. Supplier shall have a Quality Program that provides a reliable means of determining the quality and reliability levels of all purchased supplies, material and components used in the manufacture of Products. In the event that a problem is identified in the availability or quality of purchased supplies, materials or components used in the manufacture of Products, upon Logitech’s request, Supplier agrees to permit Logitech to participate in the development of a corrective action plan, which may include Logitech personnel accompanying Supplier’s personnel to vendor sites to perform process and design audits and view corrective actions.

2.4 Defect Free Program/Corrective Actions. Logitech’s goal is to receive Products that are defect free. Supplier shall document and implement a defect free program as part of the Process which constantly reduces the defect rate of its Products to a level which achieves zero defects. Logitech shall not be obligated to accept any defective Products shipped by Supplier.

Supplier will establish a program to insure the performance of effective corrective actions. This program will be based upon information derived from failure reporting and analysis and will ensure that parts, components or assemblies are corrected so as to properly perform their intended function.

Supplier shall maintain records of corrective actions indicating the frequency of defect during fabrication of Products, the proposed corrective change in process, evaluation of its effectiveness, and an effective date for implementation. Such records are subject to review by Logitech.

2.5 Process Management Plan. Supplier shall document, implement and maintain a Process Management Plan (PMP) for the specific Products to be supplied directly or indirectly by Supplier to Logitech. Said PMP shall include, but not be limited to, assembly steps, conditions, parameters, specifications, process check points, SPC charts/controls used, quality verification and final quality audit data. Logitech shall review Suppliers PMP for approval prior to implementation.

2.6 Changes in Manufacturing Process. In the event that Supplier desires to change the fundamental manufacturing process in such a way as to affect the mechanical fit, electrical performance, serviceability, or safety requirements of such Products, including, but not limited to, changes in major test equipment, changes in burn-in time or environment, changes in manufacturing facility locations, Supplier shall notify Logitech in writing within a reasonable period (no less than thirty (30) days) prior to the effective date of the proposed change. If extenuating circumstances require immediate attention and implementation of such changes in order to prevent a direct impact to the production schedule, Supplier shall notify Logitech in writing of the proposed changes. Logitech shall use its reasonable efforts to respond in writing forty-eight (48) hours of receipt of said notification.

Supplier shall implement such changes in the process only if collected quality/evaluation data verifies that quality and reliability levels would be sustained and/or improved as a result of such change. The quality data will be submitted to Logitech for review before implementing the change.

2.7 Changes to Product. Supplier shall not make changes or alterations to Products supplied to Logitech or to any materials or processes that may directly or indirectly affect Products supplied to Logitech without prior written notification to, and acceptance from, the Logitech Quality Representative. This includes, but is not limited to, changes in Product design, manufacturing processes, test processes, quality control processes, and components or subassemblies used by Supplier or their sub-contractors. Any changes made by Supplier may require requalification of the Products as outlined in Section 3.0 below, Product Qualification, and Supplier shall be liable for all expenses incurred for Product requalification.

2.8 Re-Qualification. Major changes in manufacturing location, process or product construction/design will require re-qualification and/or process re-certification to the Product Specification. Logitech may require, at its sole discretion, that Supplier perform reliability tests to confirm an equivalent or improved reliability of the Products. Supplier shall coordinate notification of planned major changes with Logitech. At Logitech’s request, Supplier shall run a pilot production.

3.0 Product Qualification

3.1 Product Specifications. Logitech shall provide Supplier with written Specifications for the Products which Logitech wishes to purchase from Supplier (“Specifications”). Logitech and Supplier shall review and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

mutually agree upon any modifications to the Specifications prior to any performance by Supplier under this Affidavit and the Purchase Agreement. Products provided by Supplier to Logitech shall meet or exceed Logitech’s written and implied specifications and performance for which Products use is intended by Logitech and/or Logitech’s customers. Any deviation from Logitech’s written or implied specifications by the Supplier shall require written authorization from Logitech.

3.2 Test Plans and Reports. Supplier shall document, implement and maintain a comprehensive development, test and reliability plan for each phase of Products development including, but not limited to, Products Design, Engineering Verification Testing, Design Verification Testing, Production Verification Testing, Ongoing Reliability Testing and Life Testing. Supplier shall be responsible for conducting and documenting all tests performed and data collected by Supplier or their sub-contractors for each phase of Products development and verification. Test reports shall be used to compare actual Products performance to Products Specifications to determine design and manufacturing margins. Products must pass each test phase with some degree of margin, as mutually agreed upon by Supplier and Logitech, before Products shall be considered to have met Specification. Changes to Supplier’s processes or materials used in the creation of Products or changes in Products Specification itself may require any or all, as determined by the Logitech Quality Representative, of the aforementioned tests to be performed again. Logitech shall review all proposed tests for approval prior to implementation.

3.3 Process Certification. Logitech will conduct a Process Certification Test prior to the start of Logitech Production. The purpose of this test is to have Supplier demonstrate that the Manufacturing process is stable and capable of producing high quality product in volume. Required documentation will include, but not be limited to, the following:

—	parts lists, schematics, and mechanical drawings that have been released to manufacturing for production build
—	procedures for all phases of the production assembly and test of the Products
—	demonstration that test/burn-in times are adequate to eliminate residual infant mortality
—	yield and pareto data for all tests and inspection points covering a sample quantity defined by Logitech. Pareto, as defined herein, shall mean a list of failures. At Logitech’s option, a representative of Logitech may be sent to Supplier’s factory to observe the build.

4.0 Incoming Inspection

4.1 Logitech Inspection. Unless otherwise specified, Products purchased pursuant to this Affidavit and the Purchase Agreement shall be subject to inspection and testing by Logitech or Logitech designated Quality Representative at all times, including during product development, qualification, and/or manufacturing. Unless otherwise specified, final inspection and acceptance of Products by Logitech shall be at Logitech’s facilities. Logitech reserves the right to reject Products which do not conform to all Specifications, drawings, samples or other requirements stipulated by Logitech regardless of whether the Products have been subjected to inspection by Logitech, the Supplier or their sub-contractors.

4.2 Inspection Sampling Plan. To determine the general condition and/or characteristics of incoming Products, Logitech will generally use a ***** and *****. Logitech’s use of inspection sampling plans at Incoming Quality Control (IQC) or in-process shall not indicate unconditional acceptance of Products from Supplier if it can be later shown that Products do not conform to all Specifications and requirements stipulated. Logitech expects 100% of the Products to conform to all Specifications and requirements and, during the warranty period, may reject the Products back to the Supplier if the Products fail to meet any of the Specifications and/or requirements.

If Products fail to meet the minimum levels of acceptance, Logitech may, at its option, cancel this Affidavit and the Purchase Agreement and any purchase orders issued under the Affidavit and the Purchase Agreement without responsibility.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Logitech and Supplier agree that in the event Products fail to meet said yields, then Supplier shall implement immediate corrective actions, at Supplier’s expense, to screen out the defects causing the failures to exceed the requirements until long term corrective actions are effected. Should special screening processes need implemented by Logitech (i.e., 100% inspection), at Logitech’s sole option, Logitech shall in good faith attempt to develop with Supplier a mutually agreed screening process. Supplier shall reimburse Logitech at Logitech’s actual costs incurred in implementing said screening.

4.3 Rejection of Non-conforming Products. Logitech may, at its option, either return defective or non-conforming Products for full credit of the purchase price plus any transportation charges paid by Logitech, or require prompt correction or replacement of said Products. These rights shall be in addition to such other rights as Logitech may have in law or under other agreement. If Products are determined to be non-conforming, Logitech shall have the option to:

(a)	Sort the received lot of Products at the Supplier’s expense, or
(b)	Return the suspected lot to Supplier at Supplier’s expense, or
(c)	Allow Supplier to on-site to sort all non-conforming Products.

5.0 Ongoing Support

After the Products have been introduced to manufacturing, Logitech may choose to conduct tests to insure conformance to the Product Specification.

5.1 Product Quality Reports. Supplier shall provide, on a regular basis, Product process and quality reports to the Logitech Quality Representative. Said reports shall include, but not be limited to, in-process yields at each major check-point, Final QA inspection results, actual versus targeted DPM, top three defects found at each check-point and cause of defect, corrective action taken to correct said defects, summary of process controls and process capability, quantity of units shipped with range of serial numbers in each shipment, status of actual versus targeted Product/process improvements and status of On-going Reliability Tests and Life-Tests being performed.

5.2 Supplier Corrective Action Report (SCAR). Supplier shall implement and maintain a Corrective Action system, including failure analysis, for addressing and correcting reported problems. Initial response to Logitech by Supplier shall be within 24 hours of receiving a written SCAR. Final reports to Logitech by Supplier should be submitted in a timely manner as outlined and agreed upon in the initial response; unless otherwise specified, within 3 working days for urgent case, or within 5 working days for non-urgent case, of receiving a written SCAR and/or defective sample.

6.0 Warranty

6.1 Limited Warranty. Supplier warrants for a period of ***** months from the date of manufacture for the respective Products (the “Warranty Period”) the Products shall strictly conform to the Product Specification, drawings, samples, and descriptions in effect at the time the purchase order for the Products is accepted and shall be free from defects in materials, workmanship and design and shall be of merchantable quality and suitable for its intended purpose. If Supplier does not ship a Product within 21 days of its date of manufacture, the Warranty Period shall be extended on a day for day basis for each day the Product is not shipped.

Supplier shall issue Logitech and/or its affiliates a Return Material Authorization (“RMA”) number within 24 hours of receipt of an RMA request. Supplier shall bear all risk and costs such as labor, material, inspection, and shipping to and from Logitech’s facilities associated with defective Products. Supplier shall, as requested by Logitech and within 10 days of Logitech’s RMA request and regardless of any usage of trade or course of dealings between the parties, (i) repair new Product with new parts; (ii) repair used Product with new or used parts; (iii) credit or refund the Product price paid by Logitech. This warranty does not cover problems resulting from misuse, abuse or modifications of the Product other than by Supplier.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

The warranty for replaced or reworked Products will be the longer of ***** months or the remainder of the Warranty Period, from the date replacement Products are delivered to Logitech.

6.2 Epidemic Condition. Supplier warrants that Products will comply with the failure rate and/or reliability requirements set forth in the Specifications. An Epidemic Condition will be deemed to exist if the failure rate at any time exceeds ***** in Products either shipped to Logitech by Supplier or installed by Logitech at any customer during any month hereunder is found (1) to contain a potential safety hazard, (2) if under warranty or if one year thereafter, contains any defects or fails to perform to Specifications and if such defect or failure is traceable to a single failure mode in the Products supplied by Supplier.

In the event Logitech notifies Supplier that the Products shows evidence of any Epidemic Condition, Supplier shall prepare and propose a Corrective Action Plan (“CAP”) with respect to the Products within three (3) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time-frame is permissible upon mutual agreement of the parties.

Upon notification of the Epidemic Condition to Supplier, Logitech shall have the right to postpone shipments of unshipped Products, by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Logitech of its shipment acceptance liability. Should Supplier not agree to the existence of an Epidemic Condition or should Logitech not agree to the CAP, then Logitech shall have the right to suspend all or part of its unshipped orders without liability to Logitech until such time as a mutually acceptable solution is reached.

In the event that Supplier develops a remedy for the defect(s) that cause the Epidemic Condition, and at Supplier’s sole expense and upon Logitech’s written approval, Supplier shall (i) incorporate the remedy in the affected Products according to Supplier’s Engineering Change Control procedure; (ii) ship all subsequent Products incorporating the required modification correcting the defect(s) at no additional charge to Logitech; and (iii) repair or replace Products that caused the Epidemic Condition. In the event such remedies incurs costs to Logitech, including but not limited to labor and shipping costs, Supplier shall reimburse Logitech for such costs.

In the event that Supplier is unable to develop a mutually agreeable remedy for defects that caused the Epidemic Condition, or does not adequately take into account the business interests of Logitech, Logitech shall cancel the postponed orders without liability and return all the Products delivered within the previous two years affected by such Epidemic Condition for full refund payable by Supplier within thirty (30) days after receipt of the returned Product.

7.0 Environmental Legislation, Hazardous Substances

7.1 Environmental legislation, Hazardous Substances. Products or sub-assemblies shall be manufactured and supplied in accordance with the Environmental Requirements: Hazardous Substances document (Document STD-750779-0000), as set forth in Part One of Exhibit X, and any other applicable Logitech documents, currently being “Requirements & Guideline for RoHS compliance” (Document STD-751105-0000), as set forth in Part Two of this Exhibit X.

Logitech may, at anytime, update the Exhibit X, if necessary to comply with applicable law or regulation by providing Supplier with written notice thereof. Logitech and Supplier agree that in the event of any updates to the Exhibit X, the Parties shall use good faith efforts to agree upon a reasonable timeline for requiring Supplier to comply with any such updated requirements. Once the deadline for compliance with any such updated requirements has occurred, any updated Environmental Requirements: Hazardous Substances document (Document STD-750779-0000) & others relevant documents provided by Logitech and/or its Affiliates shall be incorporated in and become a part of this Agreement and shall supersede the documents currently set forth in Exhibit X.

7.2 RoHS Compliance. Supplier represents and warrants that they will produce and deliver Products or sub-assemblies in accordance with the requirements set forth by the RoHS European Directive (2002/95/EC), Restriction of Hazardous Substances. Logitech requires, and supplier takes the responsibility to ensure, that all Products and sub-Assemblies shipped after 31st December 2005 be RoHS compliant.

7.3 Hazardous Substances Warranty and Indemnification. Supplier represents and warrants that at the time Products or sub-assemblies are shipped to Logitech, such Products or sub-assemblies shall conform to the then-current version of the Exhibit X. Further, if any of Logitech’s or its Affiliates’ customers require any different or more stringent requirements than those set forth in the Exhibit X, Logitech shall notify Supplier in writing and the Parties shall use good faith efforts to agree upon a reasonable timeline for requiring Supplier to comply with any such customer requirements. Supplier represents and warrants that, once the deadline for compliance with any such customer requirements has occurred, all Products or sub-assemblies shall conform to such requirements. Supplier shall indemnify and hold harmless Logitech against any costs, expenses (including reasonable attorneys’ fees), damages, loss or liability which arise from or relate to any breach of this Section 10 by Supplier. Such indemnification shall be in addition to any other remedy that may be available to Logitech under this Agreement or otherwise.

7.4 Other. In the event that Supplier is responsible for applying / obtaining all necessary approvals / certifications on a product, Supplier warrants that all approvals / certifications required by Logitech will be available, and provided to Logitech, prior to first product shipments. Logitech requires copies of all certifications / approvals as well as copies of all supporting test reports. Supplier also warrants and represents that product labels, packaging and user manual instructions will be maintained as required by the relevant certification agencies. In addition, Supplier warrants that they will maintain all material certification documentation, will comply with periodic agency audits (UL / TUV) and will play a primary role in resolving any deficiencies highlighted during any such audits.

In the event that Logitech is responsible for applying / obtaining all necessary approvals / certifications on a product, Supplier warrants that all necessary support will be provided to Logitech to ensure that all test reports / certifications required for the product will be available, and provided to Logitech, prior to first product shipments. Supplier also warrants and represents that product labels, packaging and user manual instructions will be maintained as required by the relevant certification agencies. In addition, Supplier warrants that they will maintain all material certification documentation, will comply with periodic agency audits (UL / TUV) and will play a primary role in resolving any deficiencies highlighted during any such audits.

8.0 Signature

Supplier has reviewed this Affidavit in their entirety, has had an opportunity to obtain the advice of counsel prior to signature and fully understands all provisions of this Affidavit. This Affidavit shall replace and supersede the Logitech Supplier Quality Admittance or the document of similar title previously made, if any. To signify Supplier’s concurrence to the terms and conditions of this Affidavit, the authorized representative of the Supplier have executed this Affidavit as of April 8, 2005.

Supplier:

/s/ Chang Hyun Rho

Signature

Chang Hyun Rho

Print Name

Vice President

Title

Pixelplus Co., Ltd.

Company Name

EXHIBIT X

ENVIRONMENTAL REQUIREMENTS: HAZARDOUS SUBSTANCES

DOCUMENT AND OTHER APPLICABLE LOGITECH DOCUMENTS

PART ONE –

Environmental Requirements: Hazardous Substances document (Document STD-750779-0000)

PART TWO –

Other applicable Logitech documents, currently being “Requirements & Guideline for RoHS compliance” (Document STD-751105-0000)